Exhibit 10.A

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into as of the Grant Date as indicated on the equity award summary provided with this Agreement by and between Mentor Graphics Corporation, an Oregon corporation (the “Company”), and you pursuant to the Mentor Graphics Corporation 2010 Omnibus Incentive Plan (the “Plan”). Compensation paid pursuant to this Agreement is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). Unless otherwise defined herein, capitalized terms used in this Agreement have the same defined meanings as in the Plan. The terms of this Agreement are as follows:

1.	Grant of Performance-Based Restricted Stock Units.

Pursuant to the Plan, the Company hereby grants you performance-based restricted stock units (the “PBRSUs”) with respect to shares of the Company’s common stock. Subject to the terms and conditions of this Agreement, the Company shall issue to you the number of shares of the Company’s common stock determined under this Agreement based on (a) the performance of the Company during the two-year period from February 1, 2014 to January 31, 2016 (the “Performance Period”) as described in 2, and your continued employment from the Grant Date to September 11, 2016 (the “Vesting Date”) as described in 3. The number of the PBRSUs granted to you is indicated on the equity award summary provided with this Agreement. By accepting this grant of the PBRSUs, you agree to all of the terms and conditions of this Agreement and the Plan.

2.	Performance Condition.

2.1	Subject to adjustment under 3, 6 and 7, the number shares of the Company’s common stock to be issued to you under this Agreement shall be determined by multiplying the Payout Factor (as defined below) by the number of PBRSUs granted to you.

2.2	The Payout Factor shall be determined based on the Company’s Non-GAAP Operating Income Margin (as defined in 14.1) for the fiscal year ending January 31, 2015 (the “FY15 Margin”) and the Company’s Non-GAAP Operating Income Margin for the fiscal year ending January 31, 2016 (the “FY16 Margin”), and shall be the higher of the FY15 Payout Factor or the FY16 Payout Factor determined under the following table:

FY15 Margin	FY15 Payout Factor	FY16 Margin	FY16 Payout Factor
less than 16.0%	0%	less than 16.0%	0%
16.0% - 16.9%	20%	16.0% - 16.9%	15%
17.0% - 17.9%	40%	17.0% - 17.9%	30%
18.0% - 18.9%	60%	18.0% - 18.9%	45%
19.0% - 19.9%	80%	19.0% - 19.9%	60%
20.0% - 20.4%	100%	20.0% - 20.4%	75%
20.5% - 20.9%	110%	20.5% - 20.9%	110%
21.0% - 21.4%	120%	21.0% - 21.4%	120%
21.5% or more	130%	21.5% or more	130%

2.3	If a Change in Control (as defined in 14.4) or a Company Sale (as defined in 8.2) occurs before the Vesting Date, the Payout Factor for any payout of shares occurring after the Change in Control or Company Sale shall be 100%; provided, however, that if the Change in Control or Company Sale occurs on or after January 31, 2016, the Payout Factor shall be the greater of 100% or the amount determined under 2.2, and if the Change in Control or Company Sale occurs on or after January 31, 2015 and before January 31, 2016, the Payout Factor shall be the greater of 100% or the amount determined under 2.2 based solely on the FY15 Margin.

3.	Employment Condition.

3.1	Except as provided in 3.2, 3.3 or 8.2, in order to receive a payout of shares under this Agreement, you must remain continuously and actively employed by the Company or any of its Subsidiaries or Affiliates through the Vesting Date.

3.2	If your employment terminates as a result of death, Disability (as defined in 14.9) or Involuntary Termination (as defined in 14.10) on or after January 31, 2016 and before the Vesting Date, you shall be entitled to receive a payout of the number of shares determined under 2 not more than ninety (90) days after such event. If your employment terminates as a result of death, Disability or Involuntary Termination on or after January 31, 2015 and before January 31, 2016, you shall be entitled to receive a payout not more than ninety (90) days after such event of the number of shares determined under 2 based solely on the FY15 Margin.

3.3	You shall be entitled to receive a payout within ninety (90) days of the number of shares determined under 2 if:

3.3.1	a Change in Control (as defined in 14.4) occurs before the Vesting Date, and

3.3.2	at any time after the earlier of the Approval Date (as defined in 14.5), if any, or the Change in Control and on or before the first anniversary of the Change in Control, (a) your employment is terminated by the Company or a Subsidiary or Affiliate without Cause (as defined in 14.6), (b) your employment is terminated by you for Good Reason (as defined in 14.8), or (c) your employment terminates as a result of your death or Disability;

provided, however, that you may also become entitled to a payout in connection with a Change in Control that also meets the definition of a Company Sale as provided in 8.2.

3.4	In the event of termination of your employment (as defined in 3.5) before the Vesting Date for any reason other than as described in 3.2 or 3.3, the PBRSUs shall be forfeited and you shall have no right to vest in such PBRSUs or to receive the underlying shares of common stock.

3.5	For purposes of this Agreement, your employment will be considered terminated as of the date you are no longer actively providing services to the Company or any of its Subsidiaries or Affiliates (regardless of the reason for termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and will not be extended by any statutory or contractual notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).

3.6	If you are a party to an employment or severance agreement with the Company that includes any general provisions for vesting of restricted stock units held by you, those provisions shall not apply and the vesting and payment of PBRSUs shall be subject only to the terms of this Agreement.

4.	Nature of Grant.

4.1	Nature of Grant. In accepting the grant you understand, acknowledge and agree that:

4.1.1	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

4.1.2	the grant of the PBRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PBRSUs, or benefits in lieu of the PBRSUs, even if PBRSUs have been granted in the past;

4.1.3	all decisions with respect to future grants of the PBRSUs, if any, will be at the sole discretion of the Company;

4.1.4	the PBRSU grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer (as defined in 14.7) or any other Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any other Subsidiary or Affiliate, as applicable, to terminate your employment or service relationship (if any);

4.1.5	you are voluntarily participating in the Plan;

4.1.6	the grant of the PBRSUs and the shares of common stock subject to the PBRSUs are not intended to replace any pension rights or compensation;

4.1.7	the PBRSUs and the shares of common stock subject to the PBRSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

4.1.8	the future value of the underlying shares of common stock is unknown, indeterminable and cannot be predicted with certainty;

4.1.9	no claim or entitlement to compensation or damages shall arise from forfeiture of the PBRSUs resulting from the termination of your employment (as defined in 3.5) by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) and in consideration of the grant of the PBRSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer or any other Subsidiary or Affiliate, to waive your ability, if any, to bring any such claim, and to release the Company, the Employer and all other Subsidiaries and Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

4.1.10	except as provided in 8.2, the PBRSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

4.2	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of common stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

5.	Non-Assignability of PBRSUs.

The PBRSUs may not be assigned or transferred except on death, by will or operation of law.

6.	Certification and Delivery of Shares

As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the final fiscal year of the Performance Period, the Company shall calculate the Payout Factor and the corresponding number of shares of the Company’s common stock that will be issuable to you upon satisfaction of the employment condition. This calculation shall be submitted to the Compensation Committee of the Company’s Board of Directors (the “Committee”). No later than the Vesting Date the Committee shall certify in writing (which may consist of approved minutes of a Committee meeting) the levels of FY15 Margin and FY16 Margin attained by the Company and the number of shares of the Company’s common stock issuable to you based on such performance. Not more than ninety (90) days after the Vesting Date, if you have satisfied the employment condition, the Company will issue to you the number of shares of common stock so certified, and will deliver such shares to a brokerage account established by you in accordance with instructions from the Company or in such other manner as may be determined by the Company, but no shares shall be issued prior to certification. No fractional shares shall be issued and the number of shares deliverable shall be rounded to the nearest whole share. In the event of your death, Disability or Involuntary Termination as described in 3.2, a Change in Control as described in 3.3 or a Company Sale as described in 8.2, each of which may require an award payout earlier than the Vesting Date, a similar calculation and certification process shall be followed within the time frames required by those sections.

7.	Tax Withholding

7.1	If you are a U.S. taxpayer, you acknowledge that on each date that shares underlying the PBRSUs are issued to you (the “Payment Date”), the fair market value of the shares of common stock will be treated as ordinary compensation income for U.S. federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts pursuant to 7.3 below.

7.2	You acknowledge that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if technically due by the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PBRSUs, including, but not limited to, the grant, vesting, or settlement of the PBRSUs, the subsequent sale of shares of common stock acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PBRSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

7.3	Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

7.3.1	withholding from your wages or other cash compensation paid by the Company and/or the Employer; or

7.3.2	withholding from proceeds of the sale of shares of common stock acquired upon vesting/settlement of the PBRSUs, either through a voluntary sale or through a mandatory sale arranged by the Company on your behalf pursuant to this authorization; or

7.3.3	withholding in shares of common stock to be issued upon vesting/settlement of the PBRSUs.

7.4	Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of common stock, for tax purposes, you are deemed to have been issued the full number of shares of common stock subject to the vested PBRSUs, notwithstanding that a number of the shares of common stock are held back solely for the purpose of paying the Tax-Related Items.

7.5	Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of common stock if you fail to comply with your obligations in connection with the Tax-Related Items.

8.	Changes in Capital Structure.

8.1	If, prior to the payout of shares of the Company’s common stock under this Agreement, the outstanding shares of common stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that your proportionate interest before and after the occurrence of the event is maintained. Fractional shares will be disregarded. Any such adjustment made by the Committee shall be conclusive.

8.2	If, prior to the payout of shares of the Company’s common stock under this Agreement, there shall occur a merger, consolidation, or plan of exchange involving the Company pursuant to which outstanding shares of common stock of the Company are converted into cash, other securities or other property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company (each event listed in this 8.2, a “Company Sale”), then either:

8.2.1	the unvested PBRSUs shall be converted into restricted stock units of the surviving or acquiring corporation in the applicable transaction, with the amount and type of shares to be issued under such converted restricted stock units to be determined by the Committee, taking into account the Payout Factor determined under 2.3, the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of shares of the Company following the applicable transaction; or

8.2.2	the number of shares determined under 2 shall be issued to you simultaneously with the closing of the applicable transaction such that you will participate as a shareholder in receiving proceeds from such transaction with respect to those shares.

9.	Successorship.

Subject to the limits in 4 above, this Agreement will be binding upon and benefit the parties, their successors and assigns.

10.	Governing Law/Venue.

10.1	The grant of PBRSUs and the provisions of this Agreement are governed by and subject to, the laws of the state of Oregon, without regard to the conflict of law provisions, as provided in the Plan.

10.2	For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the state of Oregon and agree that such litigation shall be conducted only in the courts of Clackamas County, Oregon, or the federal courts for the United States for the District Court of Oregon, and no other courts, where this grant is made and/or to be performed.

11.	Language.

If you have received this Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will control.

12.	Notices.

Any notices under this Agreement must be in writing and will be effective when actually delivered (including via electronic mail) or, if mailed, when deposited postpaid. Mail shall be directed to you at your address shown in the Company’s records or to such other address as you may certify by notice to the Company’s legal department.

13.	Electronic Delivery.

The Company, may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.	Definitions.

14.1	Non-GAAP Operating Income Margin. Non-GAAP Operating Income Margin for any fiscal year shall mean the Non-GAAP Operating Income (as defined in 14.2) for that fiscal year divided by the Revenue (as defined in 14.3) for that fiscal year, with the result expressed as a percentage and rounded to the nearest tenth of a percentage point.

14.2	Non-GAAP Operating Income. Non-GAAP Operating Income for any fiscal year shall mean the sum of the following items for that fiscal year: Operating Income plus Special Charges plus 123R Expense plus Amortization plus Frontline Amortization plus Impairment Charges and further adjusted to eliminate the effect of Accounting Changes (each as defined below).

14.2.1	Operating Income. Operating Income shall mean the Company’s operating income as set forth on the audited consolidated statement of operations of the Company and its subsidiaries for the applicable fiscal year.

14.2.2	Special Charges. Special Charges shall mean the expense for special charges reported by the Company as set forth on the audited consolidated statement of operations of the Company and its subsidiaries for the applicable fiscal year.

14.2.3	123R Expense. 123R Expense shall mean the stock-based compensation expense reported by the Company as set forth in the audited consolidated financial statements of the Company and its subsidiaries for the applicable fiscal year.

14.2.4	Amortization. Amortization shall mean the expense for amortization of purchased technology and other intangible assets reported by the Company as set forth on the audited consolidated statement of operations of the Company and its subsidiaries for the applicable fiscal year.

14.2.5	Frontline Amortization. Frontline Amortization shall mean the expense recorded by the Company (and included in the “Equity in earnings of Frontline” line item on the audited consolidated statement of operations of the Company and its subsidiaries for the applicable fiscal year) for the Company’s share of the amortization of purchased technology and other intangible assets of Frontline P.C.B. Solutions Limited Partnership.

14.2.6	Impairment Charges. Impairment Charges shall mean the expense for impairment of long-lived assets, if any, reported by the Company as set forth on the audited consolidated statement of operations of the Company and its subsidiaries for the applicable fiscal year.

14.2.7	Accounting Changes. Accounting Changes shall mean any change in accounting principle or presentation that the Company implements in or for any portion of the Performance Period, either as a result of the issuance of new accounting standards or otherwise, the effect of which was not reflected in the Company’s business plan on the Grant Date.

14.3	Revenue. Revenue for any fiscal year shall mean the Company’s total revenues as set forth on the audited consolidated statement of operations of the Company and its subsidiaries for the fiscal year.

14.4	Change in Control. A Change in Control shall be deemed to occur upon the earliest to occur after the Grant Date of any of the following events:

14.4.1	Acquisition of Stock by Third Party. The acquisition by any Person of Beneficial Ownership of 40% or more of either the then-outstanding shares of common stock of the Company or the Outstanding Voting Securities; provided, however, that any acquisition directly from the Company shall not constitute a Change in Control;

14.4.2	Change in Board of Directors. Individuals who, as of the Grant Date, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors on the Grant Date or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

14.4.3	Corporate Transactions. The effective date of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless immediately following such Business Combination: (a) all or substantially all of the Persons who were Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction either owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Securities; (b) no Person (excluding any corporation resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 40% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation except to the extent that such ownership existed prior to such Business Combination; and (c) at least a majority of the board of directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

14.4.4	Liquidation. The approval by the shareholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than factoring the Company’s current receivables or escrows due (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale or disposition in one transaction or a series of related transactions); or

14.4.5	Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar or successor item on any similar or successor schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

14.4.6	Certain Definitions. For purposes of 14.4, the following terms shall have the following meanings:

“Beneficial Owner” and “Beneficial Ownership” shall have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Outstanding Voting Securities” means the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or Subsidiary of the Company or of any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, and (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or Subsidiary of the Company or of a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Subsidiary” means, with respect to any Person, any business organization or legal entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

14.5	Approval Date. Approval Date means the date on which the shareholders of the Company approve a transaction, the consummation of which would result in the occurrence of a Change in Control.

14.6

Cause. If you are a party to an employment or severance agreement with the Company, Cause shall have the meaning set forth therein. If you are not a party to an employment or severance agreement with the Company, termination by the Company or any Subsidiary or Affiliate of your employment for Cause shall mean termination (a) upon your willful and continued failure to perform substantially your duties with the Company or any Subsidiary or Affiliate (other than any such failure resulting from your incapacity due to physical or mental illness), (b) upon your willful and continued failure to follow and comply substantially with the specific and lawful directives of any person to whom you directly or indirectly report within the Company or any Subsidiary or Affiliate (other than any such failure resulting from your incapacity due to physical or mental illness), (c) upon your willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or any Subsidiary or Affiliate, or (d) upon your willful engagement in illegal conduct which is injurious to the Company or any Subsidiary or Affiliate.

14.7	Employer. Employer means the Company or the Subsidiary or Affiliate which employs you.

14.8	Good Reason. If you are a party to a severance or employment agreement with the Company, Good Reason shall have the meaning set forth therein. If you are not a party to a severance or employment agreement with the Company, Good Reason shall mean, without your express written consent, the occurrence of any of the following circumstances, provided you give notice to the Company of your intent to terminate your employment for Good Reason within 90 days after notice to you of such circumstances and such circumstances are not fully corrected by the Company or any Subsidiary or Affiliate within 30 days after your notice:

14.8.1	the assignment to you of any duties inconsistent with your position in the Company or any Subsidiary or Affiliate, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment, or any other action by the Company or any Subsidiary or Affiliate that results in a material diminution in your position, authority, title, duties or responsibilities;

14.8.2	the reduction of your annual base salary as in effect on the Grant Date or as the same may be increased from time to time;

14.8.3	the relocation of the offices at which you are principally employed (your “Principal Location”) to a location more than twenty-five (25) miles from such location or the Company or any Subsidiary or Affiliate requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Company’s or any Subsidiary’s or Affiliate’s business to an extent substantially consistent with your present business travel obligations;

14.8.4	the failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company or any Subsidiary or Affiliate within seven (7) days of the date such compensation is due;

14.8.5	the failure to continue in effect any material compensation or benefit plan or practice in which you are eligible to participate in (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed prior to any such change; or

14.8.6	the failure to provide you with the number of paid vacation days to which you are entitled on the basis of years of service in accordance with the Employer’s normal vacation policy in effect on the Grant Date.

14.9	Disability. If you are a party to a severance or employment agreement with the Company, Disability shall have the meaning set forth therein. If you are not a party to a severance or employment agreement with the Company, termination of your employment for Disability shall result if, as a result of illness or injury you suffer from a condition of mind or body that permanently prevents full-time employment by the Company or a Subsidiary or Affiliate, as conclusively determined by the Committee.

14.10	Involuntary Termination. Involuntary Termination means termination of your employment by the Company or any Subsidiary or Affiliate without Cause or termination of your employment by you for Good Reason.

15.	Severability.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.	Clawback Policy.

You acknowledge and agree that all shares acquired by you under this Agreement shall be subject to the Mentor Graphics Corporation Policy For Recovery Of Incentive Compensation (the “Policy”) as approved by the Board of Directors and the Committee and in effect on the Grant Date, and that the full amount of any payment received by you under this Agreement that was calculated based on financial statements that are subsequently restated shall be subject to the Policy in the same manner as bonuses under variable incentive plans are subject to the Policy.

17.	Imposition of Other Requirements.

The Company reserves the right to impose other requirements on your participation in the Plan, on the PBRSUs and on any shares of common stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.	Code Section 409A.

18.1	Notwithstanding any provision to the contrary in this Agreement, in the event that you are a U.S. taxpayer and any amounts payable hereunder constitute non-qualified deferred compensation under Section 409A of the Code, then the time of payment of any shares of common stock which become payable by reason of your termination of employment shall not be accelerated unless your termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code.

18.2	If you are a U.S. taxpayer and a “specified employee” (within the meaning of Section 409A of the Code) at the time of your separation from service, any delivery of shares of common stock hereunder shall be made 30 days following the earlier of (i) the expiration of the six-month period following your separation from service and (ii) your death, to the extent such delayed payment is otherwise required to avoid a prohibited distribution under Section 409A of the Code.

18.3	If you are a U.S. taxpayer, to the extent that the payment event for any amount under this Agreement constituting non-qualified deferred compensation under Section 409A of the Code is a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.

18.4	If you are a U.S. taxpayer, the PBRSUs granted hereunder are intended to be compliant with Section 409A of the Code, and shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, this Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment.

18.5	Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary or Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or PBRSUs granted under this Agreement, and neither the Company nor any of its Subsidiaries or Affiliates shall, under any circumstances, have any liability to you or your estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

19.	Waiver.

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

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By clicking the “Accept” button, you represent that you are familiar with the terms and provisions of the Plan, and hereby accept this Agreement subject to all of the terms and provisions thereof. You have reviewed the Plan and this Agreement in their entirety and fully understand all provisions of this Agreement. You agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

You acknowledge and agree that if you have not actively accepted the PBRSUs by clicking the “Accept” button or rejected the PBRSUs prior to the first anniversary of the Grant Date, you are deemed to have accepted the PBRSUs and the terms and conditions set forth in the Plan and this Agreement.